Filed pursuant to Rule 424(b)(3)

Registration No.: 333-240984

PROSPECTUS SUPPLEMENT

MIDATECH PHARMA PLC

9,888,640 Ordinary Shares Representing 1,977,728 American Depositary Shares

This prospectus supplement (the “Prospectus Supplement”) amends and supplements our prospectus contained in our Post-Effective Amendment No. 2 to our Registration Statement on Form F-1, effective as of April 29, 2022 (the “Prospectus”), related to the resale by the selling shareholders identified in the Prospectus of up to an aggregate of 9,888,640 of our ordinary shares, nominal value 0.1p per share (the “Ordinary Shares”), represented by 1,977,728 American Depositary Shares (the “Depositary Shares”).

This Prospectus Supplement is being filed in order to incorporate into and include in the Prospectus the information set forth in our Form 6-K filed with the Securities and Exchange Commission on February 2, 2023, which is attached hereto. This Prospectus Supplement should be read in conjunction with the Prospectus and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement supersedes the information contained therein.

Our Depositary Shares are listed on the NASDAQ Capital Market under the symbol “MTP.” The last reported closing price of Depositary Shares on the NASDAQ Capital Market on February 1, 2023 was $0.762.

Our Ordinary Shares are admitted for trading on AIM, a market operated by the London Stock Exchange plc (“AIM”) under the listing code “MTPH.” The last reported closing price of our Ordinary Shares on AIM on February 1, 2023 was £0.0215.

Investing in our securities involves risks. See “Risk Factors” beginning on page 12 of the Prospectus and in the documents incorporated by reference in the Prospectus for a discussion of the factors you should carefully consider before deciding to purchase these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

______________________________

The date of this Prospectus Supplement is February 2, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 OF THE

SECURITIES EXCHANGE ACT OF 1934

For the month of February 2023

Commission File Number 001-37652

Midatech Pharma PLC

(Translation of registrant’s name into English)

1 Caspian Point,

Caspian Way

Cardiff, CF10 4DQ, United Kingdom

(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F:

Form 20-F ☒       Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

This Report on Form 6-K is hereby incorporated by reference into the Company’s Registration Statement on Form F-3 (File No. 333-233901).

On January 31, 2023, Midatech Pharma PLC (the “Company”) received written notification (the “Notification Letter”) from The NASDAQ Stock Market LLC (“NASDAQ”), stating that the Company is not in compliance with the minimum bid price requirement set forth in NASDAQ's rules for continued listing on The NASDAQ Capital Market.  NASDAQ Listing Rule 5550(a)(2) requires listed securities to maintain a minimum bid price of $1.00 per share, and Listing Rule 5810(c)(3)(A) provides that a failure to meet the minimum bid price requirement exists if the deficiency continues for a period of 30 consecutive business days.  Based on the closing bid price of the Company’s American Depositary Shares (the “Depositary Shares”), each representing 25 ordinary shares of the Company, for the 30 consecutive business days beginning December 14, 2022, the Company no longer meets the minimum bid price requirement.

The Notification Letter has no immediate effect on the listing of the Depositary Shares, and they will continue to trade on The NASDAQ Capital Market under the symbol “MTP.”

In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company has a grace period of 180 calendar days, or until 31 July 2023 (the “Compliance Period”), to regain compliance with the minimum bid price requirement.  To regain compliance, the closing bid price of the Depositary Shares must meet or exceed $1.00 per share for at least 10 consecutive business days during the Compliance Period. If the Depositary Shares do not regain compliance with the minimum bid price requirement during the Compliance Period, the Company may be eligible for an additional grace period of 180 calendar days provided that the Company satisfies NASDAQ’s initial listing standards for listing on The NASDAQ Capital Market, other than the minimum bid price requirement, and provides written notice to NASDAQ of its intention to cure the delinquency during the second grace period. If the Company does not regain compliance during the initial grace period and is not eligible for an additional grace period, NASDAQ will provide written notice that the Depositary Shares are subject to delisting from The NASDAQ Capital Market. In that event, the Company may appeal such determination to a hearing panel.

The Company intends to monitor the bid price of its Depositary Shares during the Compliance Period and will consider taking such actions as may be necessary and appropriate to achieve compliance with continued listing requirements prior to the expiration of all available grace periods.

Forward-Looking Statements

This Form 6-K contains forward-looking statements that involve risks and uncertainties. The risks and uncertainties involved include the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, market conditions, and other risks detailed from time to time in the Company’s periodic reports and other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on forward-looking statements, which are based on the Company’s current expectations and assumptions and speak only as of the date of this Form 6-K. The Company does not intend to revise or update any forward-looking statement in this Form 6-K as a result of new information, future events or otherwise, except as required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Midatech Pharma PLC

Date: February 2, 2023	By:	/s/ Stephen Stamp
Stephen Stamp
Chief Executive Officer and Chief Financial Officer